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                                                                  EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

                             OF CHARLES J. CASAMENTO

              This Employment Agreement (the "Agreement") is made and entered into as of August 4, 1999, by and between Cypros Pharmaceutical Corporation, a California corporation (the "Company"), and Charles J. Casamento ("Executive").

                                    RECITALS

              A. Executive has heretofore been employed as President and Chief Executive Officer of RiboGene, Inc., a Delaware corporation
("RiboGene"), and has served as the Chairman of the Board of Directors of RiboGene.

              B. The Company, Cypros Acquisition Corporation and RiboGene have entered into the Agreement and Plan of Reorganization dated as of August 4, 1999 (the "Merger Agreement"), which provides that Cypros Acquisition Corporation will merge with and into RiboGene, on the terms and subject to certain conditions (the "Merger").

              C. RiboGene and Executive are parties to the Letter Agreement, dated May 11, 1993, pursuant to which Executive has been employed by RiboGene (the "Prior Employment Agreement").

              D. RiboGene and Executive are also parties to the Change of Control Agreement dated as of July 20, 1995, pursuant to which Executive is entitled to certain benefits upon termination of employment (the "Prior Change of Control Agreement").

              E. RiboGene and Executive are also parties to the Stock Option Agreements listed on Exhibit A hereto (the "Prior Stock Option Agreements") and the Restricted Stock Agreement dated as of December 21,
1998, as amended as of July 30, 1999 (the "Prior Restricted Stock Agreement").

              F. The Company desires to retain the services of the Executive, and Executive desires to be employed by the Company, effective as of the Merger, on the terms and subject to the conditions set forth in this Agreement.

              G. This Agreement will supercede the Prior Employment Agreement and the Prior Change of Control Agreement, and such Agreements shall terminate effective on the Merger.

              NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:


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                                   ARTICLE 1.

                                 EFFECTIVE DATE;
                             TERM OF EMPLOYMENT AND
                                PRIOR AGREEMENTS

       1.1 MERGER EFFECTIVE TIME. This Agreement shall become effective as of the "Effective Time" (as defined in the Merger Agreement), and the date during which the "Effective Time" occurs shall be referred to herein as the "Effective Date." In the event that the Merger does not occur, this Agreement shall not become effective and shall be null and void.

       1.2    TERM OF EMPLOYMENT. Subject to extension in accordance with
Section 1.3, the term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2001 (the "Initial Term"), unless terminated earlier in accordance with Article 6 of this Agreement. On the last day of the Term (as defined below), Executive shall immediately resign from all positions with the Company.

       1.3 EXTENSION OF TERM. The term of this Agreement shall be automatically extended by one year on December 31, 2001 (and each anniversary thereof), unless either party elects not to so extend the term of the Agreement. A party shall elect not to extend the term of this Agreement by notifying the other party, in writing, of such election not less than six months prior to the last day of the term of the Agreement then in effect. Any extension shall become effective immediately following six months prior to the last day of the term of the Agreement then in effect. For purposes of this Agreement, the "Term" shall mean the period commencing on the Effective Date and ending on the last day of the Initial Term (or the term of this Agreement, as extended in accordance with this Section 1.3).

       1.4    TERMINATION OF PRIOR AGREEMENTS.

              (a) Effective as of the "Effective Time" (as defined in the Merger Agreement), the Prior Employment Agreement and Executive's employment by RiboGene thereunder shall terminate. Except as otherwise provided in this Agreement, such termination shall not affect Executive's rights to compensation, benefits and expense reimbursements under the Prior Employment Agreement relating to the period prior to the Effective Time. As provided in Sections 3.4 and 3.5, the Prior Stock Options and the Prior Restricted Stock shall not become fully vested upon the Merger pursuant to Section 3(c) of the Prior Employment Agreement, and Executive shall not receive salary continuation benefits under Section 6 of the Prior Employment Agreement. Effective as of the "Effective Time" (as defined in the Merger Agreement), Executive shall hereby waive any and all rights under the Prior Employment Agreement relating to the period on or after the "Effective Time" (including, without limitation, any right to full vesting of the Prior Stock Options or the Prior Restricted Stock as a result of the Merger and any right to salary continuation benefits under Section 6 of the Prior Employment Agreement).

              (b) Effective as of the Effective Time, the Prior Change in Control Agreement shall terminate, and Executive shall waive any and all rights under such Agreement.

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                                   ARTICLE 2.

                       EMPLOYMENT, DUTIES AND DIRECTORSHIP

       2.1 EMPLOYMENT. During the Term, the Company shall employ Executive, and Executive shall accept employment with the Company, upon the terms and subject to the conditions set forth in this Agreement.

       2.2 POSITION. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, and shall hold such other position or positions as the parties mutually agree in writing. Executive shall report directly to the Board of Directors of the Company (the "Board"). As President and Chief Executive Officer, Executive shall have overall responsibility for directing the Company toward the achievement of its business objectives as developed by the Board. Upon the termination of Executive's employment hereunder in accordance with Section 6, Executive shall immediately resign as President and Chief Executive Officer of the Company (and from all other positions with the Company).

       2.3 DUTIES. During the Term, Executive shall devote his full business time, attention and energies to the business of the Company and use his best efforts to promote the interest of the Company. Executive shall perform such duties, services and responsibilities incident to the Executive's positions which are reasonably consistent with such positions and shall act in accordance with the policies and directives of the Company as determined from time to time.

       2.4 PRINCIPAL LOCATION. The principal location at which Executive's services are to be performed shall be at the Company's principal offices.

       2.5    DIRECTORSHIP; TERMINATION OF DIRECTORSHIP.

              (a) During the Term, Executive shall serve as Chairman of the board, subject to election and reelection by the Company's shareholders in accordance with the Company's Articles of Incorporation and Bylaws. Executive shall devote such time to the business of the Company as is necessary for the fulfillment of Executive's duties as Chairman of the Board. During the Term, Executive shall not be paid a fee for serving as Chairman of the Board or as a Director. The Company shall reimburse Executive for reasonable expenses incurred in connection with his service as Chairman of the Board and a member of the Board.

              (b) During the Term, the Company shall nominate Executive as a member of the Board, shall recommend that Executive be appointed, elected or reelected as a member of the Board, and shall include Executive on the management slate of Board member candidates recommended for election to the Company's shareholders for each annual meeting of the Company's shareholders held during the Term and at which Board members are elected.

              (c) On the last day of the Term (or upon the termination of Executive's employment hereunder in accordance with Article 6), Executive shall immediately resign as Chairman of the Board and as a member of the Board.

       2.6 OTHER ACTIVITIES. Subject to Article 9, Executive may engage in other activities and invest his personal assets in other businesses or ventures to the extent that such other

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activities, businesses or ventures to not materially interfere with the performance of his duties under this Agreement.

                                   ARTICLE 3.

                         SALARY, BONUS AND STOCK OPTIONS

       3.1 BASE SALARY. During the Term, the Company shall pay Executive a base salary ("Base Salary") at an annual rate of not less than $341,250 prior to January 1, 2000, and at an annual rate of not less than $375,000 thereafter, subject to increase as provided in this Section 3.1. Such annual rate shall be reviewed by the Board at least annually and may be increased (but not reduced) by the Board in such amounts as the Board deems appropriate in its sole discretion.

       3.2 ANNUAL BONUS. The Company shall provide Executive with the opportunity to receive an annual bonus ("Bonus") for each fiscal year of the Company, ending during the Term. The annual bonus opportunity (the "Bonus Opportunity") shall be 50% of the Executive's annual rate of base salary, and the Board shall determine the terms and conditions under which Executive shall receive all or a portion of the Bonus Opportunity for each fiscal year of the Company after consultation with Executive. To the extent that Executive is entitled to receive all or a portion of the Bonus Opportunity with respect to a fiscal year of the Company, such payment shall be made within 60 days following the end of such fiscal year.

       3.3    NEW OPTIONS.

              (a) NEW FOUR YEAR OPTION. Effective as of the Effective Date, the Company shall grant to Executive an option (the "New Four Year Option") representing the right to purchase 403,549 shares of Common Stock, no par value, of the Company ("Company Common Stock"). The New Four Year Option shall be exercisable at an exercise price equal to the closing price of the Company Common Stock on the Effective Date. The New Four Year Option shall vest and become exercisable over a period of four (4) years commencing on the date of grant, on a cumulative basis, at the rate of one quarter (1/4) of the number of shares of Company Common Stock subject to the New Four Year Option on the first anniversary of the date of grant and one forty-eighth (1/48) of the number of shares of Company Common Stock subject to such New Four Year Option on the last day of each calendar month following such date.

              (b) NEW PERFORMANCE OPTION. Effective as of the Effective Date, the Company shall also grant to Executive an option (the "New Performance Option") representing the right to purchase 665,000 shares of Company Common Stock. The New Performance Option shall be exercisable at an exercise price equal to the closing price of the Company Common Stock on the Effective Date. The New Performance Option shall become fully vested and exercisable on the eighth anniversary of the date of grant, and shall vest and become exercisable prior to such date upon the achievement of objective performance targets to be determined in accordance with this Section 3.3(b). As soon as reasonably practicable following the Effective Date, Executive shall propose to the Board objective performance targets, the achievement of which shall result in the vesting of the New Performance Option. The Board and Executive shall each negotiate in good faith and use their reasonable best efforts to mutually agree to the terms and conditions of the objective performance targets to be achieved, and the portions of the New Performance Option to be vested upon the achievement of such objective performance targets.

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The Board and Executive shall enter into such agreement not later than
December 31, 1999 (or, if later, forty-five (45) days following the Effective
Date), and such agreement shall provide that the objective performance targets are to be achieved during the period ending two (2) years from the date of such agreement.

              (c) Subject to Article 7, the New Four Year Option and the New Performance Option (collectively, the "New Options") shall contain such other terms and conditions as the Company and Executive shall mutually determine. The Company shall reserve for issuance the shares of Company Common Stock subject to the New Options and shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or other appropriate form) registering the number of Company Common Stock subject to the New Options. The Company shall take such actions as are necessary to maintain the effectiveness of such registration statement during the term of the New Options.

       3.4    ASSUMPTION OF PRIOR STOCK OPTIONS.

              (a) Executive holds certain options (the "Prior Stock Options") to purchase shares of Common Stock, $0.01 par value, of RiboGene ("RiboGene Common Stock"), granted to Executive under the RiboGene, Inc. 1993 Stock Plan and the RiboGene, Inc. 1997 Equity Incentive Plan (the "RiboGene Plans"). The Prior Stock Options were granted pursuant to the Prior Stock Option Agreements listed in Exhibit A. The Company shall assume the Prior Stock Options in accordance with the Merger Agreement and, upon such assumption, the Prior Stock Options shall be converted into options to purchase shares of Company Common Stock, subject to the vesting and exercisability provisions and other terms and conditions specified by the applicable RiboGene Plan, the applicable Prior Stock Option Agreement and this Agreement.

              (b) Executive shall hereby waive any right under the Prior Employment Agreement, the RiboGene Plans and the applicable Prior Stock Option Agreements to the full vesting of the Prior Stock Options as a result of the Merger.

              (c) The Company shall reserve for issuance the shares of Company Common Stock subject to the Prior Stock Options and shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or other appropriate form) registering the number of shares of Company Common Stock subject to the Prior Stock Options. The Company shall take such actions as are necessary to maintain the effectiveness of such registration statement during the term of the Prior Stock Options.

       3.5    SUBSTITUTION OF RESTRICTED STOCK.

              (a) Executive holds shares of RiboGene Common Stock (the "Prior Restricted Stock") subject to certain restrictions, awarded to Executive under the RiboGene, Inc. 1997 Equity Incentive Plan. The Prior Restricted Stock was granted pursuant to the Prior Restricted Stock Agreement. The Company shall issue shares of Company Common Stock to Executive in substitution for the Prior Restricted Stock in accordance with the Merger Agreement and, upon such issuance, the Prior Restricted Stock shall be surrendered for cancellation. Such shares of Company Common Stock shall be subject to the restrictions, vesting and reacquisition provisions and the other terms and conditions specified by the RiboGene, Inc. 1997 Equity Incentive Plan, the Prior Restricted Stock Agreement and this Agreement.

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              (b)    Executive shall hereby waive any right under the Prior
Employment Agreement, the RiboGene, Inc. 1997 Equity Incentive Plan and the Prior Restricted Stock Agreement to the full vesting of the Prior Restricted Stock as a result of the Merger.

       3.6 WITHHOLDING. The Company shall deduct or withhold from the compensation and benefits payable to Executive hereunder any and all sums required for federal income and employment taxes and all state or local income taxes now applicable or that may be enacted and become applicable during the Term.

                                   ARTICLE 4.

                                EMPLOYEE BENEFITS

       4.1 EMPLOYEE BENEFITS. During the Term, the Company shall provide Executive with the following benefits.

              (a) BENEFIT PLANS. Executive shall be entitled to all ordinary and customary perquisites afforded to executive employees of the Company, at the Company's sole expense (except to the extent employee contributions may be required under the Company's benefit plans as they may now or hereafter exist), which shall in no event be less than the benefits afforded to Executive on the date hereof and the other executive employees of the Company as of the date hereof or from time to time, but in any event shall include any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved by the Board on terms and conditions at least as favorable as provided to Executive on the date hereof and other senior executives of the Company as of the date hereof or from time to time.

              (b) MEDICAL EXPENSE REIMBURSEMENT. During the Term, the Company shall provide health insurance benefits coverage under the Company's health insurance plan for the benefit of the Executive and shall reimburse the Executive for any medical expenses which are not covered pursuant to that health insurance plan (but in no event shall the Company reimburse more than $50,000 in medical expenses each calendar year). The Company shall pay additional compensation to Executive in an amount necessary to reimburse Executive, on an after-tax basis, for the additional income and employment taxes incurred by Executive as a result of the uninsured health expenses reimbursed by the Company.

              (c) TERM LIFE INSURANCE. The Company shall pay the premiums for a $1,000,000 term life insurance policy, the beneficiary or beneficiaries of which shall be named by Executive. Such premiums shall be considered compensation for federal income tax purposes and will be subject to income tax withholding.

              (d) DISABILITY INSURANCE. The Company shall pay or reimburse Executive for premiums for long-term disability insurance that will provide disability benefits in an amount not less than 80% of Executive's Base Salary. Such insurance benefits shall be under such terms and conditions as are mutually determined by the Company and Executive. Premium payments made by the Company will be reported as compensation for federal income tax purposes and will be subject to income tax withholding. The Company shall pay additional compensation to

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Executive in an amount necessary to reimburse Executive, on an after-tax basis, for the additional income and employment taxes incurred by Executive as a result of the premium payments reimbursed by the Company.

       4.2 VACATION. During the Term, Executive shall be entitled to four weeks of paid vacation for each year of his employment hereunder, which, to the extent unused in any given year, may be carried over in accordance with the policies of the Company then in effect.

       4.3 RELOCATION EXPENSES. The Company shall reimburse reasonable, out-of-pocket expenses incurred by Executive in connection with any relocation of Executive's principal place of employment, including legal expenses, expenses incurred in connection with the sale of Executive's home (such as brokerage fees and closing costs), expenses incurred by Executive in purchasing a home (such as loan fees), travel expenses from San Francisco, California to the principal offices of the Company for Executive and Executive's wife (a maximum of three trips each, coach class) and moving expenses. The Company shall pay additional compensation to Executive in an amount necessary to reimburse Executive, on an after-tax basis, for the additional income and employment taxes incurred by Executive as a result of the reimbursement of such expenses.

       4.4 TEMPORARY LIVING EXPENSES. For a six month period during the Term, the Company shall pay the Executive up to $2,000 per month for Executive's reasonable, out-of-pocket, temporary living expenses incurred by Executive in connection with any relocation of Executive's principal place of employment. The Company shall pay additional compensation to Executive in an amount necessary to reimburse Executive, on an after-tax basis, for the additional income and employment taxes incurred by Executive as a result of the reimbursement of such expenses.

       4.5 MORTGAGE ASSISTANCE LOAN. During the Term, in the event that Executive is unable to sell his home in the San Francisco, California area promptly following any relocation of Executive's principal place of employment, the Company shall make available a bridge loan in an amount not to exceed $900,000 to provide a down payment on a new home for Executive. Such loan shall be due and payable on the earlier of six months following the date of the loan, and 30 days following the sale of Executive's home in the San Francisco, California area. The loan shall bear interest at the lowest rate allowed by applicable law without imputing taxable income to Executive, and such interest shall be due and payable on the maturity of the loan. The loan shall have such other terms and conditions as the Company and Executive mutually determine.

                                   ARTICLE 5.

                                BUSINESS EXPENSES

       5.1 BUSINESS EXPENSES. The Company shall pay or reimburse the Executive for all reasonable and authorized business expenses incurred by the Executive during the Term.

       5.2 BUSINESS TRAVEL. The Company shall reimburse Executive for expenses incurred for business-related travel. Notwithstanding the above, the Company shall not pay or reimburse

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Executive for the costs of any business-related travel to the extent such costs exceed the cost of business class.

       5.3    DOCUMENTATION. As a condition to reimbursement under this
Article 5, Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

                                   ARTICLE 6.

                            TERMINATION OF EMPLOYMENT

       6.1    TERMINATION OF EMPLOYMENT. Notwithstanding the provisions of
Article 1, either the Company or Executive may terminate Executive's employment hereunder during the Term upon, and only upon, the following terms and conditions:

              (a) INVOLUNTARY TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment hereunder for "Cause" upon fifteen (15) days' written notice to Executive. In such event, the Company shall pay to Executive: (i) his Base Salary through the date of Executive's termination of employment, and (ii) expenses incurred by Executive prior to such termination of employment reimbursable under Article 5.

              (b) TERMINATION UPON DISABILITY. The Company may terminate Executive's employment hereunder in the event of Executive's "Disability" upon sixty (60) days' written notice to Executive. In such event, the Company shall pay to Executive: (i) his Base Salary until Executive begins to receive benefits under the long term disability insurance provided under Section 4.1(b), but in no event following twelve (12) months after the date of Executive's termination of employment, and (ii) expenses incurred by Executive prior to such termination of employment reimbursable under Article
5. Such Base Salary shall be paid at the annual rate of his Base Salary in effect on the date of Executive's termination of employment and shall be payable not less frequently than semi-monthly in accordance with the Company's executive compensation practices. For purposes of this subparagraph
(b), Executive's "Disability" shall mean a good faith determination by the Board (acting without participation by Executive), based on competent and independent medical evidence, that Executive, as a result of a mental or physical disease or condition expected to continue indefinitely, is incapable of performing a substantial portion of the services contemplated in this Agreement.

              (c) TERMINATION UPON DEATH. Executive's employment hereunder shall terminate upon Executive's death. In such event, the Company shall pay to Executive's estate: (i) his Base Salary until the earlier of twelve (12) months after the date of Executive's death and the Expiration Date, and (ii) expenses incurred by Executive reimbursable under Article 5.

              (d) INVOLUNTARY TERMINATION OTHER THAN FOR CAUSE. The Company may terminate Executive's employment hereunder other than for "Cause" upon ninety (90) days' written notice to Executive. In such event, the Company shall pay to Executive: (i) his Base Salary until eighteen (18) months after the date of Executive's termination of employment, and (ii) expenses incurred by Executive prior to such termination of employment reimbursable under

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Article 5. Such Base Salary shall be paid at the annual rate of Executive's
Base Salary in effect on the date of Executive's termination and shall be payable not less frequently than semi-monthly in accordance with the Company's executive compensation practices. In addition, the Company shall pay to Executive a prorated bonus in an amount equal to Executive's Bonus Opportunity for the fiscal year of the Company in which such termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days during such fiscal year ending prior to such termination of employment, and the denominator of which is 365. Such prorated bonus shall be paid not later than 10 days following such termination of employment. In addition, each of the Prior Stock Options (as assumed and converted as provided in Section 3.4) held by Executive shall become immediately vested on the date of Executive's termination of employment and shall be exercisable in full in accordance with the provisions of the plan and option agreement pursuant to which such option was granted, and the Prior Restricted Stock (as substituted as provided in Section 3.5) held by Executive shall become fully vested, nonforfeitable and no longer subject to reacquisition or repurchase by the Company or other restrictions on the date of Executive's termination of employment. Finally, the New Options shall become vested and exercisable during the eighteen (18) month period following Executive's termination of employment with respect to the portions thereof that would have otherwise become vested and exercisable in accordance with the terms thereof had Executive continued in employment with the Company during such period.

              (e) VOLUNTARY TERMINATION FOR GOOD REASON. Executive may terminate Executive's employment hereunder for "Good Reason" upon sixty (60) days' written notice to the Company. In such event, the Company shall pay to
Executive: (i) his Base Salary until eighteen (18) months following such termination of employment, and (ii) expenses incurred by Executive prior to such termination of employment reimbursable under Article 5. Such Base Salary shall be paid at the annual rate of Executive's base salary in effect on the date of Executive's termination and shall be payable not less frequently than semi-monthly in accordance with the Company's executive compensation practices. In addition, the Company shall pay to Executive a prorated bonus in an amount equal to Executive's Bonus Opportunity for the fiscal year of the Company in which such termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days during such fiscal year ending prior to such termination of employment, and the denominator of which is 365. Such prorated bonus shall be paid not later than 10 days following such termination of employment. In addition, each of the Prior Stock Options (as assumed and converted as provided in Section 3.4) held by Executive shall become immediately vested on the date of Executive's termination of employment and shall be exercisable in full in accordance with the provisions of the plan and option agreement pursuant to which such option was granted, and the Prior Restricted Stock (as substituted as provided in Section 3.5) held by Executive shall become fully vested, nonforfeitable and no longer subject to reacquisition or repurchase by the Company or other restrictions on the date of Executive's termination of employment. Finally, the New Options shall become vested and exercisable during the eighteen (18) month period following Executive's termination of employment with respect to the portions thereof that would have otherwise become vested and exercisable in accordance with the terms thereof had Executive continued in employment with the Company during such period.

              (f) VOLUNTARY TERMINATION OTHER THAN FOR GOOD REASON. Executive may terminate Executive's employment hereunder other than for "Good Reason" upon sixty (60) days' written notice to the Company. In such event, the Company shall pay to Executive: (i) his

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Base Salary through the date of Executive's termination of employment, and
(ii) expenses incurred by Executive prior to such termination of employment reimbursable under Article 5. The Company shall have no further obligation to pay Executive any Base Salary, Bonus or other compensation or benefits under this Agreement.

       6.2 TERMINATION OF OBLIGATIONS. In the event of the termination of Executive's employment hereunder pursuant to this Article 6, the Company shall have no obligation to pay Executive any Base Salary, Bonus or other compensation or benefits, except as provided in this Article 6 or for benefits due to Executive (and his dependents) under the terms of the Company's employee benefit plans.

                                   ARTICLE 7.

                                CHANGE IN CONTROL

       7.1    TERMINATION FOLLOWING A CHANGE OF CONTROL.

              (a) Subject to Section 7.3 below, if Executive's employment with the Company is terminated by the Company (other than for "Cause" or "Disability" or upon Executive's death) at any time within sixty (60) days before, or within twelve (12) months after, a Change of Control, or is terminated by Executive within six (6) months after a Change of Control, Executive shall be entitled to receive a severance benefit, in a lump sum payment, in an amount equal to eighteen (18) months of Base Salary at the annual rate in effect immediately prior to the Change of Control (or, if greater, the annual rate in effect on the date of termination). In addition, the Company shall pay to Executive a prorated bonus in an amount equal to Executive's Bonus Opportunity for the fiscal year of the Company in which such termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days during such fiscal year ending prior to such termination of employment, and the denominator of which is 365. Such payments shall be paid not later than 10 days following such termination of employment.

              (b) In the event Executive is entitled to a severance benefit pursuant to Section 7.1(a), then in addition to such severance benefit, Executive shall receive 100% Company-paid health insurance coverage as provided to such Executive (and his dependents, if applicable) immediately prior to Executive's termination of employment (the "Company-Paid Coverage"). Company-Paid Coverage shall continue for eighteen (18) months following termination of employment or until Executive becomes covered under another employer's group health insurance plan, whichever occurs first. In addition, for 18 months following the termination of the Company-Paid Coverage, the Company shall provide Executive (and his dependents, if applicable) with the health insurance coverage provided immediately prior to Executive's termination of employment, at Executive's election and expense.

              (c) In the event Executive is entitled to severance benefits pursuant to Section 7.1(a), each of the Prior Stock Options (as assumed and converted as provided in Section 3.4), the New Options and each other stock option exercisable for shares of Company Common Stock held by Executive shall become immediately vested on the date of Executive's termination of employment and shall be exercisable in full in accordance with the provisions of the plan and option agreement pursuant to which such option was granted. Executive shall have the right to

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request an extension of the exercise period of each such stock option for a period of one (1) year following the later of the end of the severance period or the expiration of a lock-up agreement imposed on the Company's optionees at the time of Executive's termination of employment. In addition, the Prior Restricted Stock (as substituted as provided in Section 3.5) and each other share of the Company's Common Stock held by Executive that is subject to a forfeiture, reacquisition or repurchase option held by the Company shall become fully vested, nonforfeitable and no longer subject to reacquisition or repurchase by the Company or other restrictions on the date of Executive's termination of employment.

              (d) In the event Executive is entitled to severance benefits pursuant to Section 7.1(a), any and all outstanding loans shall be forgiven in their entirety. Any and all security for such loans shall also be rendered free and clear on any claims, liens, or encumbrances. This provision shall apply to all loans with Executive in existence as of the effective date of this agreement and any future loans unless forgiveness of such future loans under the conditions contained herein are expressly prohibited by the terms and conditions of such future loans.

              (e) Any payments and benefits under this Section 7.1 shall be in lieu of any payments and benefits under Article 6. In the event Executive is entitled to payments and benefits under this Article 7.1, the Company shall have no further obligation to pay Executive any Base Salary, Bonus or other compensation or benefits under this Agreement, except for benefits due to Executive (or his dependents) under the terms of the Company's employee benefit plans.

       7.2 DEFINITION OF TERMS. The following terms referred to in Articles 6 and 7 shall have the following meanings:

              (a) CHANGE OF CONTROL. "Change of Control" shall mean the occurrence of any of the following events (other than the Merger) that occur following the Effective Date:

                     (i) OWNERSHIP. Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                     (ii) MERGER OR SALE OF ASSETS. A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                     (iii) CHANGE IN BOARD COMPOSITION. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent

       Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

              (b) CAUSE. "Cause" shall mean: (i) a material and willful breach of any material term of this Agreement by Executive, (ii) willful conduct by Executive that is materially injurious to the Company (or any affiliate or successor thereto, whether financially or otherwise), or (iii) Executive's conviction of a felony or a misdemeanor involving moral turpitude.

              (c) GOOD REASON. "Good Reason" shall mean: (i) a material diminution in Executive's position, power or duties relative to Executive's position, power and duties in effect at any time during the Term, (ii) a material breach of the Agreement by the Company; (iii) the relocation of the Company's principal offices to a location to a location more than 50 miles from the location of the Company's principal offices; or (iv) the failure of Executive to be nominated as a Director, or the failure of Executive to be elected as a Board member or as Chairman (other than as a result of Executive's failure to stand for election), or the removal of Executive as Chairman or as a Board member. During the period of notice set forth above, the Company shall be afforded reasonable opportunity to establish, to the reasonable satisfaction of Executive, that the "Good Reason" circumstances referred to in Executive's notice were not present on the date of such notice, or are no longer present, in which case Executive's employment and service as Chairman hereunder shall not terminate under this subparagraph (c).

              (d) DISABILITY. "Disability" shall mean that Executive has been unable to perform his duties under this Agreement as the result of his or her incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurer and acceptable to Executive or Executive's legal representatives (such agreement as to acceptability not to be unreasonably withheld).

       7.3 LIMITATION OF PAYMENTS. To the extent that any of the payments or benefits provided for in this Agreement or otherwise payable to Executive constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and, but for this
Section 7.3, would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall reduce the aggregate amount of such payments and benefits such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times Executive's "base amount" as defined in Section 280G(b)(3) of the Code if, and only if, as a result of such reduction, Executive would realize a greater amount from such payments and benefits, after the payment of income, excise and other taxes with respect to such payments and benefits.

                                   ARTICLE 8.

                       NO MITIGATION OR OFFSET; INSURANCE

       8.1 NO MITIGATION OR OFFSET. The Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under
Article 6 or 7 hereof, and no severance benefit shall be reduced on account of any compensation received by the Executive from other employment. The Company's obligation to pay severance benefits under this Agreement shall not be reduced by any amount owed by the Executive to the Company.

       8.2    INDEMNIFICATION; INSURANCE.

              (a) If the Executive is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, or appeal therefrom, whether civil, criminal, administrative, investigative or otherwise, because he is or was an officer of the Company, or at the express request of the Company is or was serving, for purposes reasonably understood by him to be for the Company, as a director, officer, partner, employee, agent or trustee (or in any other capacity of an association, corporation, general or limited partnership, joint venture, trust or other entity), the Company shall indemnify the Executive against any reasonable expenses (including attorneys' fees and disbursements), and any judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal therefrom to the extent such expenses, judgments, fines and amounts paid in settlement were not advanced by the Company on his behalf pursuant to Section 8.2(b) below, to the fullest extent permitted under California law. The Company shall provide the Executive with directors and officers liability insurance coverage at least as favorable to the Executive as what the Company maintains as of the date hereof or such greater coverage as the Company may maintain from time to time.

              (b) Upon the written request of the Executive specifying the amount of a request advance and the intended use thereof, the Company shall indemnify the Executive for his expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal whether civil, criminal, administrative, investigative or otherwise, in advance of the final disposition of any such claim, action, suit, proceeding or appeal therefrom to the fullest extent permitted under California law.

                                   ARTICLE 9.

                              RESTRICTIVE COVENANTS

       9.1 CONFIDENTIAL INFORMATION. In the course of his employment hereunder, Executive may have access to confidential records, data, formulae, customer lists, trade secrets, specifications, inventions and processes owned by the Company. During the Term and thereafter, Executive shall not, directly or indirectly, disclose such information to any person or use any such information, except as required in the performance of Executive's duties hereunder. All records, files, keys, drawings, documents, models, equipment and the like relating to the Company's business, which Executive shall prepare, copy or use, or with which Executive comes into contact, shall be and remain the Company's sole property, shall not be removed from the Company's premises (except as necessary for the performance of the Executive's duties) and shall be returned to the Company upon the expiration or termination of the Term of Employment.

       9.2    NON-COMPETITION AND NON-DISCLOSURE COVENANTS.

              (a) COVENANT NOT TO COMPETE. Executive shall not, at any time during the Term and the period during which payments are made by the Company to Executive following the end of the Term in accordance with Article 6 or 7 (the "Non-Compete Period");

                     (i) Either directly or indirectly, or solely or jointly with other persons or entities, own, manage, operate, join, control, consult with, render services for or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, partner, principal, agent, consultant or other representative with, or permit his name to be used in connection with, any profit or non-profit business, organization or entity (other than the Company and its affiliates) which operates or engages in or owns an interest in a "Competing Business;"

                     (ii) Lend any credit or money for the purposes of establishing or operating any Competing Business, or otherwise give aid or advice to any person, firm, association, corporation or entity engaging in any Competing Business; or

                     (iii) Solicit, contact, divert or take away or attempt to solicit, divert or take away any of the customers, potential customers, business or patrons of the Company and its affiliates (or any of their respective successors and assigns), directly or indirectly, by or for himself, or as the agent of any other person or entity, or through others as an agent or on behalf of a competitor of the Company.

              Notwithstanding the foregoing, Executive may own publicly traded securities issued by a Competing Business, provided that Executive shall not own more than one percent (1%) of the value of any class of such securities outstanding at such time.

              A "Competing Business" as used in the Agreement shall refer to any person or entity engaged in any of the businesses in which the Company or any of its affiliates (or any of their respective successors and assigns) are engaged. The restrictions contained in clauses (i) through (iii) above shall apply only to Executive's actions within the cities, counties, states of the United States and other countries where the Company and its affiliates do business during the Non-Compete Period. The Company and Executive acknowledge and agree that the duration, scope and geographic area for which this covenant is to be effective are reasonable.

              (b) SOLICITATION OF EMPLOYEES. Executive shall not, at any time during the Non-Compete Period, directly or indirectly, by or for himself, or as the agent of any other person or entity, or through others as an agent, in any way solicit or induce, or attempt to solicit or induce, any employee, officer, representative, consultant, or other agent of the Company or its affiliates, whether such person is presently employed with the Company or an affiliate or may hereinafter be so employed, to leave the Company's employ or the employ of a the Company affiliate or otherwise interfere with the employment relationship between any such person and the Company and its affiliates.

              (c)    DISCLOSURE OF PROPRIETARY INFORMATION.

                     (i) In the course of Executive's employment with the Company, Executive may have access to confidential records, data, formulae, customer lists, trade secrets, specifications, inventions and processes owned by the Company and its affiliates. During Executive's employment with the Company and thereafter, Executive shall maintain in strict confidence and shall not, directly or indirectly, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company and its affiliates (or which the Company and its affiliates have a right to use), including, without limitation, information with respect to the Company's and its affiliates' operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, and Executive shall not deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets, except as required in the faithful performance of Executive's duties during employment with the Company; provided, however, that the foregoing restriction shall not apply to (i) disclosure or use of Executive's general business knowledge or any such information which becomes generally available to the public in any manner or form through no fault of Executive, (ii) disclosure or use of any such information with the Company's prior written consent, or (iii) disclosure of any such information required by a court or a governmental agency or competent jurisdiction. In the event that Executive is so required or compelled to make such disclosure, Executive shall cooperate with the Company to preserve in full the confidentiality of all proprietary information whose disclosure is not required or compelled.

                     (ii) All such information and trade secrets and all records, files, keys, drawings, documents, models, equipment and the like relating to the Company's and its affiliates' business, with which Executive comes into contact, shall be and remain the sole property of the Company and its affiliates, shall not be removed from the Company's or its affiliate's premises (except as reasonably appropriate for the performance of Executive's duties or with the Company's prior written consent) and shall be returned to the Company and its affiliates upon Executive's retirement or other termination of employment with the Company.

                     (iii) The Company and Executive hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the business of the Company and its affiliates (and any successor or assignee of the Company and its affiliates). In the event that, during Executive's employment with the Company or thereafter, Executive becomes employed by any employer other than the Company, Executive shall notify such employer of the terms of this paragraph not later than the date on which Executive commences employment with such employer.

              (d) Normal Business Communications. Notwithstanding the foregoing, Executive may engage in discussions and meetings with representatives of a Competing Business in the normal course of the business of the Company during Executive's employment with the Company.

       9.3    ENFORCEMENT OF NON-COMPETITION AND NON-DISCLOSURE COVENANTS.

              (a)    The Company and Executive intend that the provisions of
Article 9 shall be fully enforceable as set forth herein. To the extent that any court of competent jurisdiction finds that any such provision is enforceable by reason of its duration or scope, the Company and Executive agree that it shall be enforced insofar as it may be enforced within the limits of the law of that jurisdiction, but that the Agreement as a whole shall be unaffected elsewhere.

              (b) The Company and Executive recognize and acknowledge that the Company, by the Agreement, has sought to prohibit competition and disclosure of confidential information by Executive during Executive's employment with the Company and thereafter, and that Executive's performance of services or disclosure of confidential information in contravention of the Agreement or other breach of the provisions of Article 9 would consequently cause immediate and irreparable harm to the business and goodwill of the Company and its affiliates, the exact amount of which will be difficult or impossible to ascertain, and that damages, if any, and other remedies at law would be inadequate. Accordingly, should Executive perform, or attempt or threaten to perform, services or disclose confidential information in contravention of the Agreement or otherwise breach the provisions of paragraph 8, the Company shall, in addition to any and all other remedies available to it under the Agreement, have the right to seek and obtain an injunction or other equitable relief, restraining and preventing Executive from performing such services or disclosing such information or breaching the provisions of Article 9.

              (c) If Executive breaches any provision of Article 9, the rights of Executive (or Executive's estate) to a benefit under the Agreement, and the rights of a Surviving Spouse or any other person to a benefit under the Agreement, shall be forfeited, unless the Committee determines that such activity is not detrimental to the best interests of the Company and its affiliates. Such forfeiture shall be in addition to any other remedy of the Company under the Agreement or at law and in equity with respect to such breach. However, if Executive ceases such activity and notifies the Committee of this action, Executive's (or Executive's estate's) right to receive a benefit, and any right of a Surviving Spouse or any other person to a benefit, may be restored within 60 days of said notification, unless the Committee in its sole discretion determines that the prior activity has caused serious injury to the Company and its affiliates, which determination will be final and conclusive.

                                  ARTICLE 10.

                               GENERAL PROVISIONS

       10.1 ENTIRE AGREEMENT AND MODIFICATION. This Agreement and attached schedules (which are incorporated herein and shall be treated as part of thereof) are intended to be the final, complete and exclusive agreement between the parties relating to the employment of the Executive by the Company with respect to the Term and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein. Notwithstanding anything to the contrary, the terms and conditions of any stock option agreement or restricted stock award agreement executed by the Executive prior to the date hereof shall remain in effect. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

       10.2 NO WAIVER. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

       10.3 REMEDIES NOT EXCLUSIVE. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, except as expressly provided in this Agreement or any Schedule thereto, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

       10.4 NOTICES. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by telegram, tested telex, fax or cable, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given
(i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by telegram, telex, fax or cable, when sent or (iii) if given by mail, two business days following deposit in the United States mail. Any notice given by telegram, telex, fax or cable shall be confirmed in writing by overnight mail or Federal Express within 48 hours after being sent. Such notices shall be addressed to the party to whom such notice is to be given at the party's address set forth below or as such party shall otherwise direct.

             If to the Company:        Cypros Pharmaceutical Corporation
                                       2714 Loker Avenue West
                                       Carlsbad, CA 92008
                                       Attn:  Corporate Secretary

             If to the Executive:      c/o RiboGene, Inc.
                                       26118 Research Road
                                       Hayward, CA 94545

       10.5 ASSIGNMENT. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder; provided that such assignment shall not limit the Company's liability under this Agreement to the Executive.

       10.6 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

       10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

       10.8 SEVERABILITY. The provisions of this Agreement are agreed to be severable, and if any provision, or application thereof, is held invalid or unenforceable, then such holding shall not effect any other provision or application.

       10.9 ARBITRATION. Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in the city or county in which the Company's principal offices are located, in accordance with the rules then in effect of the American Arbitration Association, and the arbitrator's decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party hereto shall pay its or his own expenses incident to the negotiation, preparation and resolution of any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, PROVIDED, HOWEVER, the Company shall pay and be solely responsible for any attorneys' fees and expenses and court or arbitration costs incurred by the Executive as a result of a claim that the Company has breached or otherwise failed to perform this Agreement or any provision hereof to be performed by the Company if the Executive prevails in the contest in whole or in part.

       10.10 INJUNCTIVE RELIEF. The Executive agrees that it would be difficult to compensate Company fully for damages for any violation of the provisions of this Agreement, including without limitation, the provisions of Article 9. Accordingly, the Executive specifically agrees that the Company and its successors and assigns shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

       10.11 ATTORNEYS' FEES. If any legal action or other proceeding is brought for the enforcement of the Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover attorneys' fees and other expenses and costs incurred in that action or proceeding, in addition to any other relief that may be granted.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        "COMPANY"

                             CYPROS PHARMACEUTICAL CORPORATION,
                             a California corporation

                             By:  /s/ David W. Nassif
                                ---------------------------------
                                  Title:  Senior Vice President and
                                          C.F.O.
                                        -------------------------



                             Date:  August 4, 1999



                                          "EXECUTIVE"


                             By:      CHARLES J. CASAMENTO

                                  /s/ Charles J. Casamento
                                ---------------------------------
                                           Signature

                             Date:  August 4, 1999

                                                                       EXHIBIT A


                              EMPLOYMENT AGREEMENT

                             OF CHARLES J. CASAMENTO

1. Notice of Stock Option Grant under the RiboGene, Inc. 1993 Stock Plan, dated as of July 14, 1993.

2. Notice of Stock Option Grant under the RiboGene, Inc. 1993 Stock Plan, dated as of December 11, 1993.

3. Notice of Stock Option Grant under the RiboGene, Inc. 1993 Stock Plan, dated as of May 11, 1994.

4. Notice of Stock Option Grant under the RiboGene, Inc. 1993 Stock Plan, dated as of January 18, 1995.

5. Notice of Stock Option Grant under the RiboGene, Inc. 1993 Stock Plan, dated as of November 17, 1995.

6. Notice of Stock Option Grant under the RiboGene, Inc. 1993 Stock Plan, dated as of July 24, 1997.

7. Notice of Stock Option Grant under the RiboGene, Inc. 1997 Equity Incentive Plan, dated as of June 4, 1998.

8. Notice of Stock Option Grant under the RiboGene, Inc. 1997 Equity Incentive Plan, dated as of December 21, 1998, as amended as of July 30, 1999.